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                           OFFICE CENTRE CORPORATION
                              ONE ATLANTIC STREET
                          STAMFORD, CONNECTICUT 06901




                                                           September 28, 1998

VIA EDGAR
---------

H. Roger Schwall, Esq.
Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC 20549

          Re: Office Centre Corporation: Registration Statement on Form S-1 Under the Securities Act of 1933, as amended (the "Act"), Registration No.: 333-53411
                -------------------------------------------------------------

Dear Mr. Schwall:

                  In accordance with Rules 477 and 478 of the General Rules and Regulations under the Act, because of the change in market conditions affecting initial public offerings of equity, the registrant, Office Centre Corporation, hereby requests that the above-referenced Registration Statement be withdrawn.

                                           Very truly yours,

                                           OFFICE CENTRE CORPORATION


                                           By: /s/ Robert J. Gillon, Jr.
                                              --------------------------
                                           Robert J. Gillon, Jr.
                                           Chief Executive Officer



cc:  Ellie Quarles, Esq., Legal Examiner
     Brad Skinner, Accounting Examiner
     James Allegretto, Assistant Chief Accountant